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                                                                   EXHIBIT 10.30


                                 PROMISSORY NOTE

$175,000.00                                                     February 6, 1998

            I, Wesley J. Smith, for value received, promise to pay to DEL MONTE FOODS COMPANY, a Maryland corporation (the "Company"), the principal amount of $175,000.00, plus interest on the outstanding principal amount and any accrued interest thereon, at the time or times set forth below. Interest on the principal amount shall be compounded semiannually using a rate: (i) for the period from the date hereof through July 31, 1998, equal to the Federal short-term rate in effect under Section 1274(d) of the Internal Revenue Code of 1986 (the "Code") for January 1998 and (ii) for each six-month period thereafter, equal to the Federal short-term rate in effect under Section 1274(d) of the Code for the first month of such period.

      Except as set forth in the following paragraph, the principal amount of this Promissory Note and all accrued interest shall be fully due and payable on the sixtieth day following the date that I cease to be an employee of the Company or any of its affiliates for any reason (the "Due Date"), and may be prepayed in whole or in part at any time at my election; provided, however, that simultaneously with the sale (prior to the Due Date) of any shares of the common stock of the Company, par value $.01 per share ("Common Stock"), owned by me and pledged to secure my obligation under this Promissory Note, the principal amount of this Promissory Note and all accrued interest thereon shall be due and payable to the extent of the net cash proceeds (as defined below) from such sale and such net cash proceeds shall be applied in full to the repayment of the principal amount of this Promissory Note and all accrued interest thereon. Any remaining principal amount of this Promissory Note and accrued interest thereon remaining unpaid after the application of such net cash proceeds pursuant to the immediately preceding sentence shall remain due and payable in accordance with the terms of this Promissory Note. "Net cash proceeds" shall mean gross sales proceeds less any sale commissions or withholding taxes.

      So    long as the provisions of Section 3(c) of the Stockholders'
Agreement, dated as of February 6, 1998, between me and the Company are in effect, any principal amount of this Promissory Note and accrued interest thereon due and payable upon the Due Date shall not be due and payable until the earlier of (1) the last day of the period during which I have the right to sell shares of Common Stock to the Company pursuant to Section 3(c) (if I have not given written notice of my exercise of such right prior to that day) and (2) to the extent of the net cash proceeds received therefrom, the date on which I sell shares of Common Stock to the Company pursuant to Section 3(c).

      Interest on this Promissory Note shall accrue from the date of issuance until repayment of the principal and payment of all accrued interest in full. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

      Payments of the principal amount of this Promissory Note and any interest thereon shall be made in lawful money of the United States of America.


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      This Promissory Note is non-transferable, except by operation of law.

      I agree and covenant that the Company or any of its affiliates shall have full recourse against me for the payment of the entire principal amount of this Promissory Note and all accrued interest thereon.

      I waive my right to presentment, protest and demand, notice of protest, and notice of demand or dishonor or nonpayment of this Promissory Note.

      I promise to pay all costs and expenses, including reasonable attorneys' fees and disbursements, incurred by the Company or any of its affiliates in the enforcement of my obligations hereunder.

      This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of California, without reference to its principles of conflicts of law.

            IN WITNESS WHEREOF, I have caused this Promissory Note to be duly executed, all as of the day and year first above written.


                                            ----------------------
                                            Wesley J. Smith


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                          CERTIFICATE OF ACKNOWLEDGMENT


STATE OF CALIFORNIA  )
                     )  ss.
COUNTY OF            )


            On the ____ day of March, nineteen hundred and ninety eight, before me personally came Wesley J. Smith, to me known to be the individual described in, and who executed, the foregoing instrument, and acknowledged that he executed the same.



(SEAL)                                      Notary Public

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